Exhibit 10.29

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TPYE THAT THE REGISTRANTS TREATS AS PRIVATE OR CONFIDENTIAL. IN ADDITION, CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED

ASSET PURCHASE AGREEMENT

BY AND AMONG

ARCADIA BIOSCIENCES, INC.,

ARCADIA WELLNESS, LLC,

ABOVE FOOD CORP.

AND

ABOVE FOOD INGREDIENTS CORP.

DATED AS OF MAY 14, 2024

CONTENTS

Clause    Page

Article I : PURCHASE AND SALE AND CLOSING		1
1.1	Purchase and Sale of Purchased Assets	1
1.2	Excluded Assets	2
1.3	Assumed Liabilities	2
1.4	Excluded Liabilities	3
1.5	Purchase Price	3
1.6	Withholding	3
1.7	Closing	3
1.8	Closing Deliveries by the Sellers	4
1.9	Closing Deliveries by Buyer	4
1.10	Assignment of Contracts	5
1.11	Limited Licenses	5
Article II : REPRESENTATIONS AND WARRANTIES OF THE SELLERS		5
2.1	Organization; Authority	5
2.2	No Conflict	6
2.3	Compliance with Laws and Orders	6
2.4	Title	6
2.5	Proceedings	6
2.6	Brokers Fees	7
2.7	Absence of Changes	7
2.8	Inventory	7
2.9	No Other Agreements to Sell the Purchased Assets	7
2.10	Assigned Contracts	7
2.11	Permits	7
2.12	Intellectual Property; Formulations	8
2.13	Purchased Orders	8
2.14	Condition of Purchased Assets	8
2.15	Taxes	8
Article III : REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		8
3.1	Organization; Authority	8
3.2	No Conflict	9

3.3	Proceedings	9
3.4	Compliance with Laws and Orders	9
3.5	Brokers Fees	9
3.6	Representations Limited	10
Article IV : COVENANTS		10
4.1	Allocation of Purchase Price	10
4.2	Transfer Taxes	10
4.3	Asset Taxes	10
4.4	Cooperation on Tax Matters	11
4.5	Non-Solicitation	11
4.6	Public Announcements	12
4.7	Further Actions	12
4.8	Misdirected Payments	12
4.9	Confidentiality	12
4.10	Access to Information	13
4.11	Delivery of Purchase Assets	13
Article V : LIMITATION OF LIABILITY; INDEMNIFICATION		14
5.1	Indemnity	14
5.2	Limitations of Liability	14
5.3	Indemnification Procedures	16
5.4	Waiver of Remedies	16
Article VI : MISCELLANEOUS		16
6.1	Notices	16
6.2	Entire Agreement	18
6.3	Amendment	18
6.4	Waivers	18
6.5	No Third-Party Beneficiary	18
6.6	Assignment	18
6.7	Severability	18
6.8	Construction	18
6.9	Benefits and Binding Effect	18
6.10	Governing Law; Venue	18
6.11	Counterparts	19

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6.12	Expenses	19
6.13	Bulk Sales Laws	19
6.14	Disclosure Schedules	19
6.15	Attorney Fees	19

EXHIBITS

Exhibit A:	N/A
Exhibit B:	Intellectual Property Assignment Agreement
Exhibit C:	Bill of Sale
Exhibit D:	Assignment and Assumption Agreement
Exhibit E:	Promissory Note
Exhibit F:	Security Agreement
Exhibit G:	Trademark Security Agreement
Exhibit H:	Sellers’ RG Patents
Exhibit I:	Certain Transferred Rights

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2024, by and among Arcadia Biosciences, Inc., a Delaware corporation (“Arcadia”), Arcadia Wellness, LLC, a Delaware limited liability company and wholly owned subsidiary of Arcadia (“Wellness”, and together with Arcadia, the “Sellers”), Above Food Corp., a corporation formed under the laws of Saskatchewan (“Parent”), and Above Food Ingredients Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”).

RECITALS

A.            Subject to the terms and conditions of this Agreement, Buyer has agreed to purchase from the Sellers, and the Sellers have agreed to sell to Buyer, the Purchased Assets (as defined below), for the consideration described herein.

B.             Certain capitalized terms used in this Agreement are defined on 0 hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

AGREEMENT

Article I: PURCHASE AND SALE AND CLOSING

1.1           Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Sellers shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase and acquire from the Sellers, free and clear of all Liens other than Permitted Liens, all of the Sellers’ right, title and interest in and to the following assets and properties (of whatever kind or nature, real, personal, or mixed, tangible or intangible), in each case, that is used in the Business as presently conducted, to the extent not consisting of Excluded Assets (collectively, the “Purchased Assets”):

(a)            Grain Inventory. The type and quantity of grain inventory described on Schedule 1.1(a) (the “Grain Inventory”), which inventory is located at the locations set forth on Schedule 1.1(a) (the “Grain Inventory Locations”);

(b)            Finished Goods. All finished inventory described on Schedule 1.1(b), including all related packaging materials (such finished inventory and packaging materials, the “Finished Inventory”, and together with the Grain Inventory, the “Inventory”), which Finished Inventory is located at the locations set forth on Schedule 1.1(b) (together with the Grain Inventory Locations, the “Inventory Locations”);

(c)            Formulations. The formulations used by Seller to create the Finished Inventory, including all intellectual property rights therein (“Formulations”);

(d)            Trademarks; Other IP. (i) The trademarks and trademark applications set forth in Schedule 1.1(d)(i) and all issuances, extensions, and renewals thereof (“Trademarks”), together with the goodwill of the business conducted with the use of, and symbolized by, the Trademarks, (ii) the internet domain names set forth on in Schedule 1.1(d)(ii), and all issuances, extensions and renewals thereof, and (iii) the social media accounts set forth in Schedule 1.1(d)(iii), and all corresponding verifications and access credentials thereof (collectively, the “Assigned IP”);

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(e)            Books and Records. The books and records relating exclusively to the Business, including customer information, supplier information, telephone or mailing listings, and other materials, including promotional materials, in whatever form contained, and other information and data exclusively relating to the Business, in each case, excluding the Excluded Records (the “Books and Records”);

(f)             Contracts. Subject to Section 1.10, all of the Sellers’ rights under the Contracts listed on Schedule 1.1(f) hereto, but only to the extent the rights thereto arise and relate to periods on or after the Closing (“Assigned Contracts”); and

(g)            Purchase Orders. All of the Sellers’ rights in, to and under the purchase orders relating to the Business for which the products relating thereto have not been delivered as of the date hereof, including such purchase orders set forth on Schedule 1.1(g).

1.2            Excluded Assets. Other than the Purchased Assets specifically described in Section 1.1, Buyer understands and agrees that it is not purchasing, and the Sellers are not selling or assigning, any other assets (including, other than as provided in Sections 1.1(c) or (d), any trademarks, service marks, tradenames, service names, logos, product or service designations, slogans, patents, copyrights, inventions, trade secrets, know-how or proprietary design or process) or properties of the Sellers or their Affiliates, and all such other assets and properties (including any Excluded Records) shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). The Parties acknowledge that the Excluded Assets include without limitation:

(a)            all cash (other than the cash transferred and delivered to Buyer pursuant to Section 1.8(a)), cash equivalents, investments and any associated bank accounts, deposit accounts and similar accounts, and any accounts receivable of the Sellers or their Affiliates;

(b)            all Claims of the Sellers or their Affiliates for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Income Taxes imposed by any applicable Laws on Sellers or their Affiliates, and (ii) Taxes that are Seller Taxes;

(c)            all Claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights or recoupment of any kind or nature related to the Excluded Assets or the Excluded Liabilities;

(d)            all insurance policies and any Claims and rights thereunder of the Sellers or their Affiliates;

(e)            each account receivable of the Business under which the Sellers have delivered the products relating thereto prior to the date hereof, including those set forth on Schedule 1.2(e).

(f)             Excluded Records.

1.3            Assumed Liabilities. Buyer agrees to assume as of the Closing, and to thereafter perform and discharge, the following Liabilities (“Assumed Liabilities”):

(a)            all Liabilities arising under or relating to the Assigned Contracts pursuant to the terms thereof that arise or accrue under such Contracts at or after the Closing, including with respect to the purchase orders described in Section 1.1(g);

(b)            all Liabilities for (i) Asset Taxes allocable to Buyer pursuant to Section 4.3(b) and (ii) Transfer Taxes allocable to Buyer pursuant to Section 4.2; and

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(c)            all Liabilities for slotting fees and free fill obligations described on Schedule 1.3(c);

(d)            all other Liabilities and obligations arising out of or relating to the Purchased Assets that arise or accrue at or after the Closing or Buyer’s ownership and operation of the Purchased Assets at or after the Closing.

1.4           Excluded Liabilities. Buyer and Parent shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Sellers or any of their Affiliates other than the Assumed Liabilities (such Liabilities other than the Assumed Liabilities, the “Excluded Liabilities”) including without limitation:

(a)            any and all Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be retained by the Sellers;

(b)            all agreements, arrangements, obligations and Liabilities of the Sellers under this Agreement or any of the other Transaction Documents, including, for the avoidance of doubt, all Liabilities arising out of or related to any breach by the Sellers of any representation or warranty set forth in this Agreement or any other Transaction Document;

(c)            each account payable of the Business under which each counterparty there has performed its respective obligations prior to the date hereof and is set forth on Schedule 1.4(c); and

(d)            all Liabilities to the extent relating to, arising out of or resulting from:

(i)            the Excluded Assets and the ownership and operation thereof;

(ii)           Subject to Section 1.3(c), Sellers operation of the Business at any time before the Closing;

(iii)         all Claims, actions, disputes or controversies (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) to the extent arising out of, relating to, or in connection with the ownership or operation of the Business or the ownership, operation or use of the Purchased Assets, in each case, at any time before the Closing by any Person; and

(iv)         any Proceeding relating to the ownership or operation of the Business or the ownership, operation or use of the Purchased Assets, in each case, at any time before the Closing by any Person.

1.5           Purchase Price. The purchase price (“Purchase Price”) for the purchase of the Purchased Assets is equal to four million U.S. dollars ($4,000,000 USD).

1.6           Withholding. As provided in the Promissory Note, Buyer shall be entitled to deduct and withhold from any amount otherwise payable pursuant to the Promissory Note to Arcadia such amounts as Buyer is required to deduct and withhold under any Tax law of the United States of America or any jurisdiction contained therein, with respect to the making of such payment that are between entities formed and with principal places of business within the United States. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.7           Closing. The closing of the transactions described in this Agreement (“Closing”) shall take place remotely via electronic exchange of documents at 10:00 a.m. Central Time on the date hereof (“Closing Date”). All actions listed in Section 1.8 or 1.9 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

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1.8           Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer:

(a)            Two million U.S. dollars ($2,000,000 USD) in immediately available funds to an account designated by Buyer;

(b)            Intentionally Omitted;

(c)            an intellectual property assignment agreement, in substantially the form attached hereto as Exhibit B (“Intellectual Property Assignment Agreement”), relating to the assignment and sale of the Assigned IP, duly executed by the Sellers;

(d)            a bill of sale, in substantially the form attached hereto as Exhibit C (“Bill of Sale”), relating to the purchase and sale of the Purchased Assets, other than the Assigned IP, duly executed by the Sellers;

(e)            an executed counterpart by the Sellers of an assignment and assumption agreement, in substantially the form attached hereto as Exhibit D (“Assignment and Assumption Agreement”);

(f)             intentionally omitted;

(g)            intentionally omitted;

(h)            possession of the Inventory at the Inventory Locations, at which point all risk of loss with respect to the Inventory shall shift from the Sellers to Buyer; and

(i)            such other customary instruments of transfer or assumption, filings or documents as may be required to give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

1.9           Closing Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Sellers:

(a)            a promissory note in the original principal amount of six million U.S. dollars ($6,000,000 USD) to the benefit of Arcadia, in substantially the form attached hereto as Exhibit E (“Promissory Note”), duly executed by Parent and Buyer;

(b)            a security agreement, in substantially the form attached hereto as Exhibit F (“Security Agreement”), duly executed by Buyer and Parent;

(c)            intentionally omitted;

(d)            the Intellectual Property Assignment Agreement, duly executed by Buyer;

(e)            the Assignment and Assumption Agreement, duly executed by Buyer and Parent;

(f)            a trademark security agreement, in substantially the form attached hereto as Exhibit G (“Trademark Security Agreement”), duly executed by Buyer; and

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(g)            such other customary instruments of transfer or assumption, filings or documents as may be required to give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

1.10         Assignment of Contracts. The Sellers and Buyer shall use commercially reasonable efforts for a period of ninety (90) days following the Closing, and shall cooperate with each other, to obtain any required consent, waiver or approval of the other parties to any Assigned Contracts or any Claim or right or any benefit arising thereunder for the assignment thereof as Buyer may request (in each case, at Buyer’s cost). Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer and Arcadia. Notwithstanding anything to the contrary in this Agreement, no Party shall be required to pay any monies to obtain such consents. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any rights under the Assigned Contracts or any Claim or right or any benefit arising or resulting from the Assigned Contracts if an attempted assignment or transfer thereof, without the consent or authorization of a third party thereto, would constitute a breach or other contravention thereof or a violation of Law. If an attempted transfer or assignment thereof would be ineffective pursuant to the terms of the applicable Assigned Contract or a violation of Law or its designee (as assignee of the Sellers) thereto or thereunder so that such assignee would not in fact receive all such rights, the Sellers and Buyer (or its designee) shall use commercially reasonable efforts to enter into any arrangement reasonably requested by the other (provided Buyer shall reimburse Sellers for all reasonable and documented out-of-pocket expenses incurred by Sellers arising from the actions taken by Sellers at Buyer’s request pursuant to this Section 1.10) under which (i) Buyer or its designee would, in compliance with Law, receive the rights and benefits and assume the obligations and bear the economic burdens associated with such Assigned Contracts, and (ii) the Sellers would enforce for the benefit of Buyer or its designee any and all of its rights against a third party associated with such Assigned Contracts, and the Sellers would promptly pay to Buyer or its designee when received all monies received by the Sellers under any Assigned Contracts. The Sellers’ obligation under this Section 1.10 shall terminate ninety (90) days after the Closing Date.

1.11         Limited Licenses. [***]

Article II: REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby represent and warrant to Buyer, except as modified pursuant to any applicable disclosure schedules (“Disclosure Schedules”) accompanying this Agreement, as set forth below.

2.1           Organization; Authority. Arcadia is a corporation duly formed and validly existing in good standing under the Laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted and to own and operate its properties and assets. Wellness is a limited liability company duly formed and validly existing in good standing under the Laws of the State of Delaware with full limited liability company power and authority to conduct its business as it is presently being conducted and to own and operate its properties and assets. Each of Arcadia and Wellness have the requisite entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and the other Transaction Documents to which it is a party. No other corporate proceedings on the part of Arcadia or Wellness are necessary to authorize this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. The execution, delivery and performance of the obligations of Arcadia and Wellness hereunder and thereunder have been duly authorized and approved by all requisite entity action. This Agreement and each Transaction Document to which either Seller is, or both Sellers are, a party have been duly executed and delivered by such Seller or Sellers, as applicable, and constitutes such Seller’s or Sellers’ legal, valid and binding obligation enforceable against such Seller or Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Each of Arcadia and Wellness is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Purchased Assets, taken as a whole, the Business or the Sellers’ ability to perform their obligations hereunder.

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2.2           No Conflict. Except as set forth in Section 2.2 of the Disclosure Schedules, the execution and delivery by the Sellers of this Agreement or any Transaction Document do not and will not, and the performance by the Sellers of their obligations under this Agreement or any Transaction Document and the consummation of the transactions contemplated hereby or by the other Transaction Documents does not and will not:

(a)            violate or result in a breach of the organizational documents of Arcadia or Wellness;

(b)            violate or result in a breach of any Law applicable to Arcadia, Wellness or the Business or by which any of the Purchased Assets is bound or affected, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on Sellers’ ability to perform their obligations hereunder;

(c)            require any notice to, consent, waiver, Order, authorization, permit or approval of, registration, declaration or filing with, or any other action by any governmental authority located in the United States, other any such consent, notice, waiver or approval which (i) has already been made or obtained, (ii) if not made or obtained, would not reasonably be expected to result in a material adverse effect on Sellers’ ability to perform it obligations hereunder, or (iii) are contemplated by the Security Agreement or required under applicable securities laws;

(d)            (i) breach, or constitute a default, under (with or without notice or lapse of time, or both), or (ii) require the consent, notice, waiver, approval or other action by any Person under, any of the Purchased Assets, other than in each case any such consent, notice, waiver or approval which has already been made or obtained, is addressed in Section 1.10 or if not made or obtained, would not reasonably be expected to result in a material adverse effect on Sellers’ ability to perform it obligations hereunder; or

(e)            result in the creation of a Lien upon any of the Purchased Assets (other than a Permitted Lien or a Lien created pursuant to the Transaction Documents).

2.3           Compliance with Laws and Orders. Since January 1, 2023, the Sellers have not violated in any material respects any Laws or Orders relating to the Business and the Purchased Assets.

2.4           Title. The Sellers have Buyer good, valid and marketable title to the Purchased Assets, free and clear of any Liens other than Permitted Liens. The Sellers are the exclusive owners of the Registered Trademarks and the Purchased Assets.

2.5           Proceedings. There is no Proceeding pending, or to the knowledge of the Sellers, threatened in writing, against the Business, the Sellers or any of their respective assets or properties (tangible or intangible) that would materially impair Sellers’ ability to perform its obligations hereunder and under the Transaction Documents. There are no judgments, orders, writs, injunctions, decrees, indictments or information, grand jury subpoenas or civil investigative demands, or awards against the Sellers relating to the Business.

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2.6            Brokers Fees. No Seller has any Liability for any fee, commission or payment to any investment banker, business broker or similar agent or any person or firm with respect to the transactions contemplated by this Agreement or the other Transaction Documents, in each case, for which Buyer could be liable or obligated.

2.7           Absence of Changes. Since December 31, 2023, the Sellers have conducted the Business in the ordinary course of business.

2.8           Inventory.

(a)            Schedules 1.1(a) and 1.1(b) accurately describe the type and identity of wheat used to create the Inventory.

(b)            Except as set forth in Section 2.8(b) of the Disclosure Schedules, the Finished Inventory (i) is not damaged or adulterated in any material respect, (ii) is merchantable, saleable and useable in the ordinary course of business consistent with past practice and (iii) may be shipped in interstate commerce within the United States of America in accordance with applicable Law in all material respects. The quantity of Finished Inventory is at levels substantially consistent with past practice.

(c)            All Inventory was acquired in the ordinary course of business. The Sellers have good and marketable title to all of the Inventory, free and clear of any and all Liens, other than Permitted Liens, and no Inventory is held on a consignment basis.

(d)            Except for the Assigned Contracts and as set forth in Section 2.8(d) of the Disclosure Schedules, the Sellers do not have any open customer orders for any of the Inventory with respect to which the Sellers have been prepaid, in whole or in part, or have received deposits or other advances.

2.9           No Other Agreements to Sell the Purchased Assets. Except for the Assigned Contracts, neither Arcadia nor Wellness has any legal obligation, absolute or contingent, to any Person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets.

2.10         Assigned Contracts. Except as set forth in Section 2.10 of the Disclosure Schedules, the Sellers have made available to Buyer true and correct copies of each Assigned Contract as in effect as of the date of this Agreement. Except as set forth in Section 2.10 of the Disclosure Schedules, the Sellers have complied in all material respects with the terms and conditions of the Assigned Contracts applicable to Arcadia or Wellness, and to Seller’s knowledge, as of the date hereof, there is not any material violation, breach or event of default by Seller or any other parties to the Assigned Contracts. The Assigned Contracts are valid as of the date hereof and are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity.

2.11         Permits. Section 2.11 of the Disclosure Schedules contains a list of all any permits, consents, authorizations, certificates, approvals, registrations, legal status, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character granted, issued or otherwise made available by any governmental authority, which are held by the Company for the operation of the Business (the “Seller Permits”). The Sellers are in compliance in all material respects with the terms and conditions and conditions of all Seller Permits.

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2.12         Intellectual Property; Formulations. To the Sellers’ knowledge, all of the Registered Trademarks are valid, enforceable, and subsisting (or, in the case of applications, applied for) (which shall include being currently in compliance in all material respects with applicable Law). No Registered Trademark has been adjudged by a court or competent authority to be invalid or unenforceable in whole or in part. To Sellers’ knowledge, the Sellers’ use of the Formulations is not infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated, the intellectual property rights of any Person. No Person has challenged in a writing received by either Seller the validity or enforceability of the Trademarks or the rights of the Sellers to use the Formulations. To the Sellers’ knowledge, no Person is infringing, misappropriating or otherwise violating any of the Sellers’ rights in the Formulations.

2.13         Purchased Orders. Section 2.13 of the Disclosure Schedules sets forth a true and complete list of all open purchase orders for the Business that are Purchased Assets, in each case as of the close of business on May 10, 2024.

2.14         Condition of Purchased Assets. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, AND EXCEPT IN THE CASE OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II, (I) THE SELLERS MAKE NO EXPRESS OR IMPLIED WARRANTIES REGARDING THE PURCHASED ASSETS, (II) THE PURCHASED ASSETS ARE TRANSFERRED ON AN AS-IS, WHERE-IS, BASIS, AND (III) PARENT AND BUYER EXPLICITLY DISCLAIM ALL IMPLIED WARRANTIES.

2.15         Taxes. Except as set forth in Section 2.15 of the Disclosure Schedules:

(a)            All Tax Returns that were required to be filed with respect to the Purchased Assets have been filed. All such Tax Returns are complete and accurate in all material respects.

(b)            All Taxes that are due and payable (whether or not shown on any Tax Return) with respect to the Purchased Assets have been paid.

(c)            Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Purchased Assets.

(d)            There are no pending audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any Liability for Taxes with respect to the Purchased Assets. Seller has not waived any statute of limitations in respect of Taxes attributable to the Purchased Assets or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)            Wellness is classified for U.S. federal income tax purposes as an entity disregarded as separate from Arcadia.

Article III: REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Other than as set out in the Parent’s public filings, Parent and Buyer hereby represent and warrant to the Sellers that:

3.1            Organization; Authority. Parent is a Corporation duly formed and validly existing under the Laws of Saskatchewan with full corporate power and authority to conduct its business as it is presently being conducted and to own and operate its properties and assets. Buyer is a corporation duly formed and validly existing under the Laws of Delaware with full corporate power and authority to conduct its business as it is presently being conducted and to own and operate its properties and assets. Each of Parent and Buyer have the requisite entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and the other Transaction Documents to which it is a party. No other corporate proceedings on the part of Parent or Buyer are necessary to authorize this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. The execution, delivery and performance of the obligations of Parent and Buyer hereunder and thereunder have been duly authorized and approved by all requisite entity action. This Agreement and each Transaction Document to which Parent or Buyer is a party have been duly executed and delivered by Parent or Buyer, as applicable, and constitutes Parent or Buyer’s legal, valid and binding obligation enforceable against Parent or Buyer, as applicable, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. Each of Parent and Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on Parent’s or Buyer’s ability to perform its obligations hereunder.

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3.2           No Conflict. The execution and delivery by Parent and Buyer of this Agreement or any Transaction Document do not and will not, and the performance by Parent and Buyer of their obligations under this Agreement or any Transaction Document and the consummation of the transactions contemplated hereby or by the other Transaction Documents does not and will not:

(a)            conflict with, violate or result in a breach of the organizational documents of Parent or Buyer;

(b)            conflict with, violate or result in a breach of any Law applicable to Parent or Buyer;

(c)            require any notice to, consent, waiver, Order, authorization, permit or approval of, registration, declaration or filing with, or any other action by any governmental authority;

(d)            (i) violate, breach, conflict with or result in any loss of benefit, or constitute a default, under (with or without notice or lapse of time, or both), (ii) require the consent, notice, waiver, approval or other action by any Person under or (iii) result in the termination of, or accelerate the performance required by, or result in a right of termination, amendment, vesting, payment, cancellation or acceleration under, any of the terms, conditions or provisions of, any contract, lease or permit, other than in each case any such consent, notice, waiver or approval which has already been made or obtained.

3.3           Proceedings. There is no Proceeding pending, or to the knowledge of Parent and Buyer, threatened, against Parent or Buyer or any of their respective assets or properties (tangible or intangible), or, to the knowledge of Parent and Buyer, pending or threatened against any of the officers, directors or other service providers or representatives of Parent or Buyer or to which Parent or Buyer is otherwise a party. There are no judgments, orders, writs, injunctions, decrees, indictments or information, grand jury subpoenas or civil investigative demands, or awards against Parent or Buyer relating to Parent or Buyer or any of their respective assets or properties. To the knowledge of Parent and Buyer, no event has occurred or circumstance exists that is reasonably likely to give rise to, or serve as a basis for, the commencement of any Proceeding against Parent or Buyer.

3.4           Compliance with Laws and Orders. Parent and Buyer have not violated and are, and at all times have been, in compliance with all Laws and Orders. Neither Parent nor Buyer has received any written notice of or been charged with the violation of any Laws. Neither Parent nor Buyer is under investigation with respect to the violation of any Laws, and, to the knowledge of Parent and Buyer, there have been no such investigations threatened, scheduled or pending and there are no facts or circumstances which could form the basis for any such violation.

3.5           Brokers Fees. Neither Parent nor Buyer has any Liability for any fee, commission or payment to any broker, finder or similar agent or any person or firm with respect to the transactions contemplated by this Agreement or the other Transaction Documents, in each case, for which the Sellers could be liable or obligated.

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3.6           Representations Limited. Each of Buyer and Parent acknowledges that, except as expressly set forth in this Agreement, neither the Sellers, nor any of their respective Representatives or Affiliates, make any representations or warranties with respect to (a) any projection, estimate or budget delivered or made available to Parent, Buyer or their Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of or with respect to any Purchased Assets (whether now or with respect to the future of the business conducted with the Purchased Assets) or (b) any other information or documents made available to Parent, Buyer or their Representatives with respect to any assets of the Sellers, any Purchased Assets, the business conducted by the Sellers with the Purchased Assets and/or any Liabilities or operations of the Sellers. Each of Parent and Buyer further acknowledges, on behalf of itself and its Affiliates, that it has not relied on any representation not expressly set forth in this Agreement.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY MADE IN ARTICLE II (AS MODIFIED BY THE DISCLOSURE SCHEDULES), AND THE OTHER TRANSACTION DOCUMENTS, EACH OF BUYER AND PARENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, REPRESENTATIVES, SUCCESSORS AND PERMITTED ASSIGNS, HEREBY IRREVOCABLY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONDITION OF THE PURCHASED ASSETS OR ANY PART THEREOF.

Article IV: COVENANTS

4.1           Allocation of Purchase Price. The Parties agree that the Purchase Price (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Schedule 4.1 (the “Allocation Schedule”) and in a manner consistent with Section 1060 of the Code and the regulations thereunder. Each Party agrees not to assert, in connection with any Tax Return, Claim, audit or similar Proceeding, any allocation of the Purchase Price which contradicts the allocation set forth in the Allocation Schedule; provided, however, that nothing contained herein shall prevent the Parties from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the allocation provided in the Allocation Schedule, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such allocation.

4.2           Transfer Taxes. To the extent that any sales, purchase, use, transfer, stamp, documentary, registration, filing, recording or similar fees or Taxes or governmental charges (“Transfer Taxes”) are payable by reason of the sale or transfer of the Purchased Assets under this Agreement, such Transfer Taxes shall be borne 50% by Buyer on the one hand and 50% by the Sellers on the other hand; provided, however, if there are any Transfer Taxes associated with moving or selling the Inventory outside of the United States of America (“Non-US Related Transfer Taxes”), the Non-US Related Transfer Taxes shall be borne entirely by Buyer, and Parent and Buyer shall indemnify, defend, reimburse and hold harmless the Sellers against any such Non-US Related Transfer Taxes. The Sellers and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

4.3           Asset Taxes.

(a)            Tax Returns for Asset Taxes. The Sellers will file any Tax Return with respect to Asset Taxes attributable to any Pre-Closing Tax Period and will pay any such Asset Taxes shown as due and owing on such Tax Return. Subject to Buyer’s indemnification rights under ARTICLE V and the Sellers’ payment obligation under Section 4.3(b), Buyer will file any Tax Return with respect to Asset Taxes attributable to a Straddle Period that is required to be filed after the Closing and will pay any such Taxes shown as due and owing on such Tax Return. The Parties agree that (A) this Section 4.3(a) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority and (B) nothing in this Section 4.3(a) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

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(b)            Allocation of Asset Taxes. Except as otherwise provided herein, the Sellers shall be allocated and bear all Asset Taxes attributable to any Pre-Closing Tax Period and Buyer shall be allocated and bear all Asset Taxes attributable to any Post-Closing Tax Period.

(c)            Tax Proration Methodologies. For purposes of determining the portion of any Taxes that is payable with respect to any Straddle Period:

(i)            Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in Section 4.3(c)(ii)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred.

(ii)           In the case of Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis relating to a Straddle Period, the portion of any such Taxes that is attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period.

4.4           Cooperation on Tax Matters. Each Party shall cooperate fully (and shall cause its Affiliates to cooperate fully), as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any Claim or other Proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Claim or other Proceeding and making Representatives and agents available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies will be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting any Claim or Proceeding with respect to Taxes relating to the Purchased Assets or as may otherwise be necessary to enforce the provisions of this Agreement. The Buyer, on the one hand, and the Seller, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes pertaining to the Purchased Assets for a Pre-Closing Tax Period.

4.5           Non-Solicitation. Until the second (2nd) anniversary of the Closing Date (the “Restricted Period”), neither Buyer, Parent nor any Affiliate, employee or agent of Buyer or Parent shall encourage, induce, attempt to induce, solicit or attempt to solicit any employee of the Sellers to terminate his or her employment with the Sellers or to take employment with another Person; provided, however, that the foregoing limitation will not prevent Buyer or Parent from hiring any such Person (i) who contacts Buyer or Parent as a result of placing general advertisements in trade journals, newspapers or similar publications that are not directed at the Sellers or their employees or (ii) whose employment with the Sellers has been terminated without any contact or inducement by Buyer, Parent or Buyer’s or Parent’s Affiliates, employees or agents. Buyer and Parent acknowledge that the Sellers would be irreparably harmed by any breach of this Section 4.5 and that there may be no adequate remedy at Law or in damages to compensate the Sellers for any such breach. Buyer and Parent agree that the Sellers, in addition to all other available remedies, shall be entitled to seek injunctive relief requiring specific performance by Buyer and/or Parent of this Section 4.5 in any jurisdiction, without having to prove the inadequacy of any other remedy they may have at Law or in equity and without being required to post bond or other security.

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4.6           Public Announcements. No Party shall issue or cause the publication any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto, which approval will not be unreasonably withheld or delayed, except (a) as may be required by Law (including as may be requested by the Securities and Exchange Commission or its staff, the Nasdaq Stock Market, the New York Stock Exchange or any other regulatory authority) or stock exchange rules (it being acknowledged that the Sellers may disclose this Agreement and the transactions contemplated hereby on a Form 8-K and other filings pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934, provided, that, in the case of announcements pursuant to this clause (a), such Party shall have provided the other Parties with copies of any such announcement in advance of such disclosure and shall have considered comments made by the other Parties in good faith), or (b) to the extent the contents of such release or announcement have previously been released publicly, by a Party hereto without violation of this Section 4.6. The initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by the Parties.

4.7           Further Actions. Subject to the terms and conditions of this Agreement, each Party agrees that, at the reasonable request of the other Party from time to time following the Closing, such Party will take such further actions and execute and deliver such further documents as may be necessary or appropriate to make effective the transactions contemplated hereby without further consideration; provided, however, no such documents or actions shall increase any Party’s liability, or decrease its rights, under this Agreement or the other Transaction Documents.

4.8           Misdirected Payments. Except as otherwise provided in this Agreement or any Transaction Document, following the Closing, in the event that any time or from time to time after the Closing:

(a)            (i) any payments due with respect to post-Closing operations of the Business or the Purchased Assets are paid in error to the Sellers or any of their Affiliates or (ii) any Seller or any of its Affiliates has retained or received or otherwise possesses any right, interest or asset, of any kind, character or description in a Purchased Asset, the Sellers (x) shall promptly notify Buyer thereof and (y) shall, or shall cause their Affiliates to, promptly remit by wire transfer of immediately available funds such payment to an account designated in writing by Buyer or transfer such Purchased Asset to Buyer; and

(b)            (i) any payments due with respect to the pre-Closing operations of the Business or the Purchased Assets are paid in error to Buyer, Parent or their Affiliates or (ii) Parent or Buyer or any of their Affiliates have retained or received or otherwise possesses any right, interest or asset, of any kind, character or description in an Excluded Asset, Buyer and Parent (x) shall promptly notify the Sellers thereof and (y) shall, or shall cause their Affiliates to, promptly remit by wire transfer of immediately available funds such payment to an account designated in writing by the Arcadia or transfer such Excluded Asset to Arcadia.

4.9           Confidentiality.

(a)            Parent and Arcadia are parties to a Non-Disclosure Agreement, dated on or about November 24, 2023 (the “NDA”), and Parent, Discovery Seed Labs Ltd. and Arcadia are parties to a letter of intent, dated on or about March 17, 2024 (the “LOI”). Parent and Arcadia acknowledge and agree that they continue to be bound by the terms of the NDA and the LOI. Wellness and Buyer hereby agree to be bound by the terms of the NDA and LOI as if Wellness and Buyer were parties to the NDA. Notwithstanding the foregoing, following the Closing the Parties’ obligations under the NDA and the LOI with respect to the Purchased Assets and Assumed Liabilities shall not be binding and shall be of no force or effect.

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(b)            Except as otherwise required by Law, after the Closing, the Formulations shall be considered Buyer's confidential information and Seller shall, and shall cause its Affiliates to (i) hold in confidence the Formulations and (ii) not use in any manner, directly or indirectly, the Formulations.

4.10         Access to Information. After the Closing Date, for any reasonable purpose, including to defend any Claim arising under this Agreement or the Transaction Documents, upon reasonable prior written request and upon reasonable notice from the Sellers, Buyer and Parent shall, during normal business hours and in such a manner as not to unreasonably interfere with the normal business operations of Buyer and its subsidiaries, make available to the Sellers for inspection (at the Sellers’ expense), the Books and Records with respect to periods prior to the Closing in Buyer’s or its subsidiaries’ possession, and shall afford the Sellers the right (at the Sellers’ expense) to make copies thereof; provided that Buyer shall not be required to provide access to any information if it is reasonably determined upon the advice of outside counsel that doing so would result in the waiver of attorney-client and work product privileges (it being agreed that Buyer shall use its commercially reasonable efforts to provide such information in a manner that would not result in the waiver of such attorney-client and work product privileges). Buyer shall either (i) maintain such Book and Records that are in the possession and under the control of Buyer or its subsidiaries until the fifth (5th) anniversary of the Closing Date or (ii) at any time in Buyer’s sole discretion provide the Sellers with a copy of such Books and Records at the expense of Buyer in lieu of maintaining such Records as specified in clause (i).

4.11         Delivery of Purchase Assets.

(a)            Seller shall be deemed to have delivered the Inventory to Buyer at Closing by making the Inventory available to Buyer at the Inventory Locations. Within thirty (30) days following the Closing, Buyer shall, at Buyer cost, remove the Inventory listed on Schedule 1(a) and the Inventory listed on Schedule 1.1(b) that is located at Union Storage (all such Inventory, the “Removal Inventory”) from the Inventory Locations for such Removal Inventory. If Buyer does not remove the Removal Inventory within such thirty (30) day period, Buyer shall be responsible for, and shall pay to Seller on demand, all of Seller’s costs and expenses relating to storing such Inventory at the applicable Inventory Locations until such Inventory is removed by Buyer. Following the Closing, Seller shall have no obligations with respect to the Inventory other than to not disturb the Removal Inventory and to not remove the Removal Inventory from the applicable Inventory Locations during the thirty (30) day period following the Closing.

(b)            Within thirty (30) days following the Closing, the Sellers shall deliver and transfer the Purchased Assets that consist of tangible property or physical embodiments or electronic files or records (excluding the Inventory) to a location designated by Buyer. The Sellers shall pay the costs of shipping and transfer of any such Purchased Assets to Buyer; provided that Buyer agrees to use reasonable best efforts to cooperate with the Sellers with respect to such shipping and transfer.

(c)            Within five (5) Business days following the Closing, Sellers will deliver to Buyer contact information for the material vendors used by the Sellers in the operation of the Business

(d)            The parties understand and agree that the Security Agreement contains obligations and restrictions relating to the Purchased Assets, which obligations and restrictions supersede the obligations and restrictions provided for in this Section 4.11.

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Article V: LIMITATION OF LIABILITY; INDEMNIFICATION

5.1           Indemnity. Subject to the other provisions of this ARTICLE V, Parent and Buyer shall indemnify and hold harmless the Sellers and their Affiliates and Representatives (collectively, “Seller Indemnitees”) from and against all Losses incurred or suffered by the Seller Indemnitees, to the extent resulting from (i) any breach by Parent or Buyer of its representations and warranties contained in ARTICLE III hereof, (ii) any breach of any covenant or agreement of Parent or Buyer contained in this Agreement, (iii) the Assumed Liabilities and (iv) fraud by Parent or Buyer in the making of their representations and warranties in ARTICLE III hereof. Subject to the other provisions of this ARTICLE V, the Sellers shall indemnify and hold harmless Parent, Buyer and their respective Affiliates and Representatives (collectively, “Buyer Indemnitees”) from and against all Losses incurred or suffered by the Buyer Indemnitees, to the extent resulting from (a) any breach by the Sellers of their representations and warranties contained in ARTICLE II hereof, (b) any breach of any covenant or agreement of the Sellers contained in this Agreement, (c) the Excluded Liabilities, (d) fraud by any Seller in the making of its representations and warranties in ARTICLE II hereof. Notwithstanding anything to the contrary, nothing in this Agreement, including this Article V, shall limit any Claims based on fraud in the making of representations and warranties in ARTICLES II and III.

5.2           Limitations of Liability.

(a)            The representations and warranties of the Parties contained in ARTICLES II and III shall continue in full force and effect after the Closing for a period of twelve (12) months, except that the representations and warranties set forth in Section 2.1 (Organization; Authority), Section 2.2(a) (No Conflicts), Section 2.4 (Title), Section 2.6 (Broker Fees), Section 3.1 (Organization; Authority), Section 3.2(a) (No Conflict) and Section 3.5 (Broker Fees) (the “Fundamental Representations”) shall survive for their applicable statutes of limitations. Any claims with respect to breaches of the covenants and other agreements in this Agreement that by their terms are required to be performed at or prior to the Closing shall survive the Closing and shall terminate six (6) months after the Closing. Only those covenants and obligations of the Parties contained herein that are contemplated to be performed post-Closing (including those set forth in Section 5.1) shall survive the Closing, and then only until fully performed, in each case including, but not limited to, any direct Claim between the Parties under this Agreement or any third-party Claim. Any Claims brought under this ARTICLE V with respect to Losses pursuant to Section 5.1 must be brought within these applicable survival periods; provided, that any such Claim brought prior to the expiration of the applicable survival period shall survive until final resolution of such Claim.

(b)            In no event shall any amount be recovered from the Sellers, and no Buyer Indemnitee shall be entitled to indemnification pursuant to Section 5.1, until the aggregate amount of all Losses exceeds thirty thousand U.S. dollars ($30,000 USD), at which point the Sellers shall be obligated to indemnify the Buyer Indemnitees only to the extent such aggregate Losses exceed thirty thousand U.S. dollars ($30,000 USD). Except in the case of fraud in the making of representations and warranties in ARTICLES II and III, in no event shall (i) a Party’s aggregate Liability under this Agreement exceed the Purchase Price and (ii) the Sellers’ aggregate Liability under Section 5.1 relating to breaches of representations and warranties in ARTICLE II (other than the Fundamental Representations) exceed five hundred thousand U.S. dollars ($500,000 USD). Buyer Indemnitees’ sole recourse for indemnification hereunder shall be limited to offsetting the outstanding amount under the Promissory Note as provided in Section 5.3(c) hereof. The limitations set forth in this Section 5.2(b) shall not apply in the case of Losses with respect to fraud in the making of representations and warranties in ARTICLES II and III.

(c)            Each Party shall take, and shall cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.

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(d)            The amount of any and all Losses for which any Seller Indemnitee or Buyer Indemnitee shall be entitled to indemnification pursuant to the provisions of this ARTICLE V shall be determined net of any amounts actually recovered by such Person pursuant to any indemnification by, or indemnification agreement or arrangement with, third parties or under third-party insurance policies with respect to such Losses (and no right of subrogation shall accrue to any such third-party indemnitor or insurer hereunder).

5.3           Indemnification Procedures.

(a)            Whenever any Claim shall arise for indemnification hereunder, the Seller Indemnitee or Buyer Indemnitee, as applicable, shall promptly provide written notice of such Claim to the indemnifying Party; provided, however, that a Buyer Indemnitee’s or Seller Indemnitee’s, as applicable, failure to provide or delay in providing such written notice will not relieve the indemnifying Party from liability hereunder with respect to such Claim, except to the extent that the indemnifying Party is prejudiced by such failure or delay. The indemnifying Party shall have thirty (30) days from its receipt of such aforementioned notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the Claim for such Losses. If the indemnifying Party does not notify the Buyer Indemnitee or Seller Indemnitee, as applicable, providing notice within such thirty (30)-day period that it has cured the Losses or that it disputes the Claim for such Losses, the indemnifying Party shall conclusively be deemed to have denied Losses with respect to such matter. If the indemnifying Party does not admit or otherwise denies its liabilities against a Claim for indemnification within the thirty (30)-day period set forth in this Section 5.3(a), then the applicable Buyer Indemnitee or Seller Indemnitee, as applicable, shall diligently and in good faith pursue its rights and remedies under this Agreement with respect to such Claim for indemnification.

(b)            Parent and Buyer, on behalf of themselves and their Affiliates, hereby unconditionally waive and release the Sellers and their Affiliates and their respective Representatives (acting in their capacity as such) from any and all Claims, demands, causes of action, obligations, liabilities, costs or expenses with respect to the Assumed Liabilities, whenever arising or occurring, and whether under Contract, statute, common law or otherwise. The Sellers, on behalf of themselves and their Affiliates, hereby unconditionally waive and release Buyer and its Affiliates and their respective Representatives (acting in their capacity as such) from any and all Claims, demands, causes of action, obligations, Liabilities, costs or expenses with respect to the Excluded Liabilities, whenever arising or occurring, and whether under Contract, statute, common law or otherwise.

(c)            Subject to the indemnification limitations provided for in this ARTICLE V, once a Loss is agreed to in writing by the indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE V (such Loss that is agreed to or finally adjudicated, an “Indemnifiable Loss”), the Party required to indemnify a Buyer Indemnitee or Seller Indemnitee shall satisfy its obligations with respect to such Indemnifiable Loss within fifteen (15) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. Notwithstanding the foregoing, any Indemnifiable Loss payable to a Buyer Indemnitee pursuant to this ARTICLE V shall be satisfied by offsetting amounts then outstanding under the Promissory Note, and such reduction shall be applied first to the last installment payable under the Promissory Note on the maturity date thereof and, if applicable, thereafter to the next to last payment thereunder such that off-setting the Promissory Note against the Indemnifiable Loss will not affect the repayment schedule under the Promissory Note until all outstanding amounts under the Promissory Note have been satisfied in full. Other than as specifically provided in this Section 5.3(c), the Promissory Note is not subject to offset.

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5.4           Waiver of Remedies.

(a)            The Parties hereby acknowledge and agree that except with respect to fraud in the making of representations and warranties in ARTICLES II and III or as provided in Section 4.5, their sole and exclusive remedy with respect to any and all Claims for any breach of any agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE V. The Parties hereby agree that except as specifically provided in Section 4.5, no Party shall have any liability, and neither Party nor any of its respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement or the other Transaction Documents (including breach of representation, warranty, covenant or agreement) or any other document, agreement, certificate or other matter delivered pursuant hereto, whether based on Contract, tort, strict liability, other Laws or otherwise, except with respect to fraud in the making of representations and warranties in ARTICLES II and III or as expressly provided in this ARTICLE V. Notwithstanding the foregoing provisions of this Section 5.4(a), nothing contained herein shall limit the Sellers’ rights under the Promissory Note, the Security Agreement or the Trademark Security Agreement.

(b)            NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“Non-Reimbursable Damages”).

(c)            Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any Claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the other Transaction Documents or the transactions contemplated hereby, may only be made against the Persons that are expressly identified as parties in their capacities as such, and no Person who is not expressly identified as a party in its capacity as such, including, without limitation, any former, current or future direct or indirect stockholder, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any party and any former, current or future direct or indirect stockholder, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of the parties or for any Claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby and by the other Transaction Documents, or in respect of any representations made or alleged to be made in connection herewith. In no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any Claims for breach of this Agreement or the other Transaction Documents against, or seek to recover monetary damages from, any Non-Recourse Party.

Article VI: MISCELLANEOUS

6.1           Notices.

(a)            Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with this Agreement, shall be in writing and shall be deemed properly served, given or made if delivered in person, sent by electronic mail or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

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(b)            If to Buyer or Parent, to:

Above Food Corp.

2305 Victoria Ave #001, Regina, SK S4P 0S7

Attn: Lionel Kambeitz

Email: lionel@abovefood.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan Maierson and Ryan Lynch

E-mail: ryan.maierson@lw.com; ryan.lynch@lw.com

If to the Sellers, to:

Arcadia Biosciences, Inc.

5950 Sherry Lane, Suite 215

Dallas, TX 75225

Attention: Chief Executive Officer

E-mail: stan.jacot@arcadiabio.com

With a copy to (which shall not constitute notice):

Weintraub Tobin Chediak Coleman Grodin Law Corporation

400 Capitol Mall, 11th Floor

Sacramento, CA 95814

Attention: Michael De Angelis

E-mail: mdeangelis@weintraub.com

(c)            Notice given by personal delivery pursuant to this Section 6.1 shall be effective upon physical receipt. Notice given by electronic mail pursuant to this Section 6.1 shall be effective on the date sent by electronic mail and successfully delivered to the intended recipient’s e-mail server if sent before 5:00 p.m. Pacific Time on any Business Day or the next succeeding Business Day if sent after 5:00 p.m. Pacific Time on any Business Day or during any non-Business Day. Notice given by mail or overnight courier pursuant to Section 6.1 shall be effective one (1) Business Day following sending. Each Party may change the address by which proper notice shall be given pursuant to this Section 6.1 by providing notice to the other Parties in accordance with this Section 6.1.

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6.2           Entire Agreement. This Agreement and the other Transaction Documents, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedules) constitutes the final, complete and exclusive statement of the agreement among the Parties as to the subject matter hereof and supersedes all prior oral or written commitments, understandings, discussions, negotiations, representations and warranties and agreements between the Parties with respect to the subject matter hereof.

6.3           Amendment. This Agreement may be modified or amended only by express written agreement of Arcadia and Parent.

6.4           Waivers. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party. The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by either Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

6.5           No Third-Party Beneficiary. Except for the provisions of ARTICLE V (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

6.6           Assignment. No Party may assign, delegate or otherwise transfer (whether by operation of Law or otherwise) any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided, that Buyer and the Sellers may assign their rights, interest and obligations to an Affiliate.

6.7           Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such holding that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties at the time of the execution of this Agreement as closely as possible to the end that the transactions contemplated hereby and by the other Transaction Documents are fulfilled to the maximum extent permitted by Law.

6.8           Construction. The section headings and subheadings in this Agreement have been inserted for convenience of reference only and shall be ignored in any construction of the provisions hereof. Unless the context requires a contrary meaning, whenever used in this Agreement, a pronoun in any gender shall include the remaining genders; the word “any” shall mean one or more or all; and the word “including” shall mean “including without limitation.”

6.9           Benefits and Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

6.10         Governing Law; Venue. This Agreement and all other Transaction Documents (unless otherwise stated therein) shall be governed by the substantive Laws of Delaware without regard to any choice or conflict of law principals. Except as otherwise expressly provided in this Agreement, each Party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such action, suit or Proceeding brought in connection with the rights and obligations of the Parties pursuant to this Agreement and agrees that any such action, suit or Proceeding may be brought in such court. Each Party hereby irrevocably waives defense of an inconvenient forum to the maintenance of any such action or Proceeding. Each Party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the Party at the address set forth in Section 6.1. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY

18

WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

6.11         Counterparts. This Agreement may be executed by the Parties in multiple counterparts, each of which shall be deemed an original and may be delivered by electronic means (including.pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), but all of which together will constitute one and the same instrument. Any .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.

6.12         Expenses. Except as expressly provided in this Agreement or the other Transaction Documents, each Party shall be responsible for its own costs, fees and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby.

6.13         Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. The Parties agree that each Party shall bear its own costs for any damages arising out of or resulting from the failure of the Sellers or Buyer to comply with any such laws.

6.14         Disclosure Schedules. The information and disclosures contained in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section or representation or warranty for which applicability of such information and disclosure is reasonably apparent on its face or a specific cross-reference to such other section of the Disclosure Schedules is made.

6.15         Attorney Fees. If either Party shall bring an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney fees and expenses incurred in such action from the unsuccessful Party.

[Signature Pages Follow]

19

IN WITNESS WHEREOF, each Party has caused this Asset Purchase Agreement to be duly executed in its name by its duly authorized officer, as of the day and year first above written.

PARENT:		ARCADIA:

ABOVE FOOD CORP.		ARCADIA BIOSCIENCES, INC.

By:	/s/ Lionel Kambeitz	By:	/s/ Stanley Jacot, Jr.
	Lionel Kambeitz		Stanley Jacot, Jr.,
	Chief Executive Officer		Chief Executive Officer

BUYER:		WELLNESS:

ABOVE FOOD INGREDIENTS CORP.		ARCADIA WELLNESS, LLC

		BY:	Arcadia Biosciences, Inc., sole member
By:	/s/ Lionel Kambeitz
Lionel Kambeitz
	Executive Chairman	By:	/s/ Stanley Jacot, Jr.
Stanley Jacot, Jr.,
Chief Executive Officer

SCHEDULE A

Definitions

As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 4.1.

“Arcadia” has the meaning set forth in the introductory paragraph to this Agreement.

“Asset Taxes” means ad valorem, property, gross receipts, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Purchased Assets or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assigned Contracts” has the meaning set forth in Section 1.1(f).

“Assigned IP” has the meaning set forth in Section 1.1(d).

“Assignment and Assumption Agreement” has the meaning set forth in Section 1.8(e).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Bill of Sale” has the meaning set forth in Section 1.8(d).

“Books and Records” has the meaning set forth in Section 1.1(e).

“Business” means, with respect to the Sellers, the ownership, operation and administration of the Purchased Assets and the GoodWheat business, as applicable, but shall exclude the ownership, operation and administration of the Excluded Assets, whether occurring before or after the Closing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California or Canada are authorized or obligated to close.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

"Buyer Indemnitee” or “Buyer Indemnitees” has the meaning set forth in Section 5.1.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at Law or in equity) or arbitration.

“Closing” has the meaning set forth in Section 1.7.

“Closing Date” has the meaning set forth in Section 1.7.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any legally binding written contract, license, evidence of indebtedness, letter of credit, security agreement or other written and legally binding arrangement.

“Disclosure Schedules” has the meaning set forth in the lead-in to Article II.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.3(c).

“Excluded Records” means all files, records, information and data of the Sellers or their Affiliates, whether written or electronically stored, that are not identified in Section 1.1(e) as part of the Purchased Assets and that do no pertain exclusively to the Business including those concerning this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents, all corporate books and records of Seller and all Income Tax records of the Sellers. For the avoidance of doubt and notwithstanding anything to the contrary, “Excluded Records” includes (a) Sellers’ general corporate books and records, even if containing references to Purchased Assets (including whether or not exclusively related to the Purchased Assets), (b) books, records and files that cannot be disclosed under the terms of any third-party agreement or that are not transferable without payment of fees or penalties (except as may be agreed to be paid by Buyer) or that cannot be disclosed under applicable Law, (c) legal records and legal files of the Sellers, including all information entitled to legal privilege, including attorney work product and attorney-client communications, (d) any Tax information and records to the extent not pertaining to the Purchased Assets or to the extent pertaining to the business of the Sellers or their Affiliates generally (whether or not pertaining to the Purchased Assets), (e) the Sellers’ or their Affiliates’ internal audits, studies or assessments, including internal environmental, safety, risk, asset integrity/mechanical integrity audits, assessments, review and studies related to internal reserve or performance assessments, (f) records relating to the proposed acquisition or disposition of the Purchased Assets, including proposals received from or made to, and records of negotiations with, Persons which are not a part of the Sellers, their Affiliates or their Representatives and economic analyses associated therewith, (g) e-mails, (h) personnel files and employee-related records and (i) any information relating to any assets or any liabilities that are not transferred to Buyer hereunder.

“Finished Inventory” has the meaning set forth in Section 1.1(b).

“Formulations” has the meaning set forth in Section 1.1(c).

“Grain Inventory” has the meaning set forth in Section 1.1(a).

“Grain Inventory Locations” has the meaning set forth in Section1.1(a).

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indemnifiable Loss” has the meaning set forth in Section 5.3(c).

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 1.8(c).

“Inventory” has the meaning set forth in Section 1.1(b).

“Inventory Locations” has the meaning set forth in Section 1.1(b).

“knowledge” means (i) with respect to the Sellers, the actual knowledge of Stanley Jacot, Jr. and Thomas J. Schaefer and (ii) with respect to Buyer, the actual knowledge of Lionel Kambeitz or Jason Zhao.

“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any governmental authority located within the United States of America.

“Liability” or “Liabilities” means any direct or indirect liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, due or to become due, asserted or unasserted or known or unknown.

“Licensed IP” has the meaning set forth in Section 1.11(a).

“Licensed RG Materials” has the meaning set forth in Section 1.11(a).

“Licensed RS Materials” has the meaning set forth in Section 1.11(b).

“Lien” means any mortgage, pledge, assessment, security interest, lien or other similar property interest or encumbrance.

“LOI” has the meaning set forth in Section 4.9(a).

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent such losses (a) are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties and (b) are net of any associated benefits arising in connection with such loss, including any associated Tax benefits. For all purposes in this Agreement the term “Losses” shall not include any Non-Reimbursable Damages.

“NDA” has the meaning set forth in Section 4.9(a).

“Non-Recourse Party” has the meaning set forth in Section 5.4(c).

“Non-Reimbursable Damages” has the meaning set forth in Section 5.4(b).

“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any governmental authority located in the United States of America or arbitrator.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Party” or “Parties” means each of Arcadia, Wellness, Parent and Buyer.

“Permitted Liens” means: (a) the Liens or other encumbrances set forth on Schedule B; (b) Liens for Taxes not yet due and payable or which are being contested in good faith pursuant to appropriate procedures; (c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of the business, payment for which is not yet due or which is being contested in good faith; (d) Liens created by Parent, Buyer or their Affiliates; (e) Liens created pursuant to the Security Agreement; and (f) Liens that do not have a material adverse effect on the Purchased Assets taken as a whole.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or order or ruling, in each case by or before any governmental authority or arbitral tribunal.

“Promissory Note” has the meaning set forth in Section 1.9(a).

“Purchase Price” has the meaning set forth in Section 1.5.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Registered Trademarks” means the Trademarks that are registered with the United Stated Patent and Trademark Office.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisors and consultants.

“Security Agreement” has the meaning set forth in Section 1.9(b).

“Seller Indemnitee” or “Seller Indemnitees” has the meaning set forth in Section 5.1.

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Taxes” means (a) any and all Asset Taxes allocable to the Sellers pursuant to Section 4.3(b) (taking into account, and without duplication of, such Asset Taxes effectively borne by the Sellers as a result of any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 4.3(b)); and (b) any and all Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Sellers that is not part of the Purchased Assets.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Tax” or “Taxes” means (a) any U.S. federal, state or local or non-U.S. taxes gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, imposed by any governmental authority, including any interest, penalty or addition to tax imposed thereto and (b) any liability in respect of any item described in clause (a) that arises by reason of Contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return).

“Tax Return” means any declaration, report, statement, form, return or other document or information required to be provided to a Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Trademarks” has the meaning set forth in Section 1.1(d).

“Trademark Security Agreement” has the meaning set forth in Section 1.9(f).

“Transaction Documents” means this Agreement, the Intellectual Property Assignment Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Promissory Note, the Security Agreement, the Trademark Security Agreement, the NDA and each other agreement, document, certificate and instrument required to be executed, or that is executed by mutual agreement of the Parties, in accordance with his Agreement.

“Transfer Taxes” has the meaning set forth in Section 4.2.

“Wellness” has the meaning set forth in the introductory paragraph to this Agreement.

EXHIBIT A

N/A

EXHIBIT B

Form of Intellectual Property Assignment Agreement

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (“IP Assignment”), dated as of May 14, 2024 (“Effective Date”), is made by and among ABOVE FOOD INGREDIENTS CORP., a Delaware corporation (“Buyer”), Arcadia Biosciences, Inc., a Delaware corporation (“Arcadia”), and Arcadia Wellness, LLC, a Delaware limited liability company (together with Arcadia, “Seller”).

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement, dated May 14, 2024 (the “Purchase Agreement”).

WHEREAS, under the terms of the Purchase Agreement, Seller has conveyed, transferred, and assigned to Buyer, among other assets, all right, title and interest in and to certain intellectual property of Seller, and has agreed to execute and deliver this IP Assignment, for recording with the United States Patent and Trademark Office and corresponding entities or agencies in any applicable jurisdictions;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Assignment. Seller hereby irrevocably conveys, transfers, and assigns to Buyer, and Buyer hereby accepts all of each Seller’s right, title, and interest in and to the following (the “Assigned IP”):

a.      the trademark registrations and applications set forth on Schedule A hereto and all issuances, extensions, and renewals thereof (the “Trademarks”), together with the goodwill of the business connected with the use of, and symbolized by, the Trademarks;

b.     the internet domain names set forth on Schedule B hereto, and all issuances, extensions, and renewals thereof (the “Domain Names”);

c.      the social media accounts set forth on Schedule C hereto, and all corresponding verifications and access credentials thereof (the “Social Media Accounts”);

d.     all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

e.      any and all royalties, fees, income, payments, and other proceeds hereafter due or payable with respect to any and all of the foregoing accruing after the Effective Date; and

f.      any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights and claims for damages, restitution, and injunctive or other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2.             Recordation and Further Actions. Seller hereby authorizes the Commissioner for Trademarks in the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this IP Assignment upon request by Buyer. Following the date hereof, and upon Buyer’s reasonable request, Seller shall take such steps and actions, and provide such cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, initiating transfer of domain names, social media accounts, and product formulations, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Assigned IP to Buyer, or any assignee or successor thereto.

3.             Terms of the Purchase Agreement. The parties hereto acknowledge and agree that this IP Assignment is entered into pursuant to the Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Seller and Buyer with respect to the Assigned IP. The representations, warranties, covenants, agreements, and indemnities contained in the Purchase Agreement shall not be superseded amended, altered or modified by anything contained in this IP Assignment but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.             Counterparts. This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed once and the same agreement. A signed copy of this IP Assignment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

5.             Successors and Assigns. This IP Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.             Governing Law. This IP Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this IP Assignment and the transactions contemplated hereby shall be governed by and construed in accordance with, the laws of the United States and the State of Delaware, without giving effect to any choice or conflict of law provision or rule of any jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New Castle County Delaware in connection with any such action, suit or proceeding brought in connection with the rights and obligations of the parties pursuant to this IP Assignment, and agrees that any such action, suit or proceeding may be brought in such court. Each party hereby irrevocably waives defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Section 6.1 of the Asset Purchase Agreement.

7.             Notice. The terms of Section 6.1 of the Asset Purchase Agreement with respect to notice are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller have duly executed and delivered this IP Assignment as of the date first above written.

BUYER:

ABOVE FOOD INGREDIENTS CORP.

By:
Lionel Kambeitz
Executive Chairman

SELLER:

ARCADIA BIOSCIENCES, INC.

By:
Stanley Jacot, Jr.,
Chief Executive Officer

ARCADIA WELLNESS, LLC

BY:	Arcadia Biosciences, Inc., sole member

By:
Stanley Jacot, Jr.,
Chief Executive Officer

SCHEDULE A

Schedule of Trademark Registrations and Applications

TM Record	TM/AN/RN/Disclaimer	Design/Device	Full Goods/Services	Status/Key Dates	Owner Information
US Federal Q2 uf 4	GOOD WHEAT and Design RN: 7183885 SN: 97060589 Disclaimer: "GOOD WHEAT"

Int'l Class: 30

(Int'l Class: 30)

Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely, bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; processed cereal; waffles; tortillas; tortilla chips

				Registered, October 3, 2023 Office Status: Registered Int'l Class: 30 First Use: June 1, 2022 Filed: October 5, 2021 Registered: October 3, 2023 Register Type: Principal Register	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place, Suite 105, Davis, California 95618 United States of America
US Federal Q2 uf 5	GOOD WHEAT and Design RN: 6338239 SN: 88880665 Disclaimer: "GOOD WHEAT"

Int'l Class: 30

(Int'l Class: 30)

Non-transgenic enhanced wheat flour, wheat germ, and wheat bran for use as an ingredient in foods for human consumption, namely, processed snacks, breads, pastas, cereals, and crackers; non-transgenic enhanced processed wheat grains, wheat flour, wheat germ, wheat bran and wheat seeds for improved nutrition and health benefits

				Registered, May 4, 2021 Int'l Class: 30 First Use: January 31, 2020 Filed: April 21, 2020 Registered: May 4, 2021 Register Type: Principal Register	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place Suite 105, Davis, California 95618 United States of America
US Federal Q2 uf 6	GOOD WHEAT and Design RN: 6398090 SN: 88981432 Disclaimer: "GOOD WHEAT"		Int'l Class: 31 (Int'l Class: 31) Non-transgenic enhanced unprocessed wheat, raw wheat, fresh wheat, wheat grains, and wheat seeds	Registered, June 22, 2021 Int'l Class: 31 First Use: September 30, 2019 Filed: April 17, 2020 Registered: June 22, 2021 Register Type: Principal Register	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place Suite 105, Davis, California 95618 United States of America

TM Record	TM/AN/RN/Disclaimer	Design/Device	Full Goods/Services	Status/Key Dates	Owner Information
US Federal Q2 uf 8	GOODWHEAT RN: 7183762 SN: 90886417

Int'l Class: 30

(Int'l Class: 30)

Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely, bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; processed cereal; waffles; tortillas; tortilla chips

				Registered, October 3, 2023 Office Status: Registered Int'l Class: 30 First Use: June 1, 2022 Filed: August 17, 2021 Registered: October 3, 2023 Register Type: Principal Register - Sec. 2(F)	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place, Suite 105, Davis, California 95618 United States of America
US Federal Q2 uf 9	GOODWHEAT RN: 6629455 SN: 87889679		Int'l Class: 31 (Int'l Class: 31) Non-transgenic enhanced unprocessed wheat, raw wheat, fresh wheat, wheat grains, and wheat seeds	Registered, January 25, 2022 Int'l Class: 31 First Use: June 23, 2021 Filed: April 23, 2018 Registered: January 25, 2022 Register Type: Principal Register	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place, Suite 105, Davis, California 95618 United States of America
US Federal Q2 uf 10	GOODWHEAT RN: 6486596 SN: 87983642

Int'l Class: 30

(Int'l Class: 30)

Non-transgenic enhanced wheat flour, wheat germ, and wheat bran for use as an ingredient in foods for human consumption, namely, processed snacks, breads, pastas, cereals, and crackers; non-transgenic enhanced processed wheat grains, wheat flour, wheat germ, wheat bran and wheat seeds for improved nutrition and health benefits

				Registered, September 14, 2021 Int'l Class: 30 First Use: November 11, 2020 Filed: April 23, 2018 Registered: September 14, 2021 Register Type: Principal Register	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place, Suite 105, Davis, California 95618 United States of America

TM Record	TM/AN/RN/Disclaimer	Design/Device	Full Goods/Services	Status/Key Dates	Owner Information
US Federal Q2 uf 13	QUIKCAKES SN: 97747056	Int'l Class: 30

(Int'l Class: 30)

Mixes for bakery goods; pancakes; frozen pancakes;

pancake mixes; frozen waffles; waffles; frozen dough for use as pizza or bread; pizza crust; bread dough; cookie dough; frozen breads, namely, bread rolls and muffins; cake mixes; cupcakes mixes; brownie mixes; cornbread mixes; bread mixes; mixes for grain-based pastries; muffin mixes; brownies; cornbread; bread; muffins; cookies; cupcakes; cakes; pastries; granola; crackers; tortillas; tortilla chips; processed cereal; snack cakes; grain-based snack foods

				Application pending publication, January 2, 2024 Office Status: Notice of Allowance - Issued Filed: January 9, 2023 Register Type: Principal Register	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place, Suite 105, Davis, California 95618 United States of America
US Federal Q2 uf 15	SNEAKY DELICIOUS SN: 98137090 Disclaimer: "DELICIOUS"

Int'l Class: 30

(Int'l Class: 30)

Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely, bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; processed cereal; waffles; tortillas; tortilla chips

				Published, January 9, 2024 Office Status: Published For Opposition Filed: August 17, 2023 Register Type: Principal Register	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place, Suite 105, Davis, California 95618 United States of America
US Federal Q2 uf 26	YUMSTRUCK SN: 98137083

Int'l Class: 30

(Int'l Class: 30)

Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely, bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; processed cereal; waffles; tortillas; tortilla chips

				Application pending publication, January 2, 2024 Office Status: Notice of Allowance - Issued Filed: August 17, 2023 Register Type: Principal Register	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place, Suite 105, Davis, California 95618 United States of America

TM Record	TM/AN/RN/Disclaimer	Design/Device	Full Goods/Services	Status/Key Dates	Owner Information
US Federal Q2 uf 29	Design Only RN: 7183884 SN: 97060583

Int'l Class: 30

(Int'l Class: 30)

Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely, bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; processed cereal; waffles; tortillas; tortilla chips

				Registered, October 3, 2023 Office Status: Registered Int'l Class: 30 First Use: June 1, 2022 Filed: October 5, 2021 Registered: October 3, 2023 Register Type: Principal Register	Arcadia Biosciences, Inc. (Delaware Corporation) 202 Cousteau Place, Suite 105, Davis, California 95618 United States of America
Canada Q2 ca 30	GOOD WHEAT and Design AN: 2138040

Int'l Class: 30

(Int'l Class: 30)

Goods: Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; cereal; waffles; tortillas; tortilla chips.

				Canada Filed Pending Application Last Status Received: Pending Application, October 6, 2021 Office Status: Formalized Filed: October 6, 2021	Arcadia Biosciences, Inc. 202 Cousteau Place Suite 105 Davis, CA 95618, United States of America
Canada Q2 ca 31	GOODWHEAT AN: 2127023

Int'l Class: 30

(Int'l Class: 30)

Goods: Flour; pasta; pancakes; frozen pancakes; mixes for making baking batters;

bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; cereal; waffles; tortillas; tortilla chips.

				Canada Filed Pending Application Last Status Received: Pending Application, August 12, 2021 Office Status: Formalized Filed: August 12, 2021	Arcadia Biosciences, Inc. 202 Cousteau Place Suite 105 Davis, CA 95618, United States of America

TM Record	TM/AN/RN/Disclaimer	Design/Device	Full Goods/Services	Status/Key Dates	Owner Information
Canada Q2 ca 32	SNEAKY DELICIOUS AN: 2276036

Int'l Class: 30

(Int'l Class: 30)

Goods: Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely, bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; processed cereal; waffles; tortillas; tortilla chips.

				Canada Filed Pending Application Last Status Received: Pending Application, August 17, 2023 Office Status: Formalized Filed: August 17, 2023	Arcadia Biosciences, Inc. 202 Cousteau Place Suite 105 Davis, CA 95618, United States of America
Canada Q2 ca 34	THE WHEAT YOU LOVE, SIMPLY BETTER AN: 2138038

Int'l Class: 30

(Int'l Class: 30)

Goods: Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; cereal; waffles; tortillas; tortilla chips.

				Canada Filed Pending Application Last Status Received: Pending Application, October 6, 2021 Office Status: Formalized Filed: October 6, 2021	Arcadia Biosciences, Inc. 202 Cousteau Place Suite 105 Davis, CA 95618, United States of America

TM Record	TM/AN/RN/Disclaimer	Design/Device	Full Goods/Services	Status/Key Dates	Owner Information
Canada Q2 ca 35	YUMSTRUCK AN: 2276034

Int'l Class: 30

(Int'l Class: 30)

Goods: Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely, bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; processed cereal; waffles; tortillas; tortilla chips.

				Canada Filed Pending Application Last Status Received: Pending Application, August 17, 2023 Office Status: Formalized Filed: August 17, 2023	Arcadia Biosciences, Inc. 202 Cousteau Place Suite 105 Davis, CA 95618, United States of America
Canada Q2 ca 36	Design Only AN: 2138039

Int'l Class: 30

(Int'l Class: 30)

Goods: Flour, pasta; pancakes; frozen pancakes; mixes for making baking batters; bread; pizza crust; bread dough; cookie dough; frozen dough for use as pizza or bread; frozen breads, namely bread loaves, rolls, and muffins; cookies; crackers; cereal bars; high-protein cereal bars; frozen waffles; cereal; waffles; tortillas; tortilla chips.

				Canada Filed Pending Application Last Status Received: Pending Application, October 6, 2021 Office Status: Formalized Filed: October 6, 2021	Arcadia Biosciences, Inc. 202 Cousteau Place Suite 105 Davis, CA 95618, United States of America
China Q2 cn 42	GOOD WHEAT AN: 50207511-30

Int'l Class: 30

(Int'l Class: 30)

Biscuits , Waffles , Cakes , Pancakes , Bread , Pastries , Bread roll , crackers , Breadcrumbs , Snack foods based on cereal , Cereal bars , croutons , croissants , People eat processed breakfast cereals , Mixed biscuit , Pizza , Mexican pancakes , Cereal preparations ,

Wheat flour , Chips [cereal products] , The batter with mixed powder , Pancakes with mixed powder , Making cookies with mixed powder , Pizza mixed powder , Italian pasta , Noodles , Noodles based pre prepared food , ramen , Thickening agent for cooking food ,

				China Filed Last Status Received: Filed Office Status: Invalid Filed: September 30, 2020	阿卡狄亚生物科学公司 美国加利福尼亚州95618, 戴维斯,库斯托广场202号105室

TM Record	TM/AN/RN/Disclaimer	Design/Device	Full Goods/Services	Status/Key Dates	Owner Information
China Q2 cn 43	GOOD WHEAT AN: 50233987-35

Int'l Class: 35

(Int'l Class: 35) Advertising , In the communication media display goods for retail purposes , Provide goods and services for consumers select aspects of the business information and advice , Marketing ,

				China Filed Last Status Received: Filed Office Status: Invalid Filed: September 30, 2020	阿卡狄亚生物科学公 司美国加利福尼亚 州95618,戴维斯,库斯 托广场202号105室
Argentina Q2 ar 48	GOODWHEAT RN: 3351318 AN: 3998623		Int'l Class: 31 (Translation) (Int'l Class: 31) Only: unprocessed wheat, raw wheat, fresh wheat, non-GMO improved wheat grains and wheat seeds.	Argentina Registered Last Status Received: Registered Filed: April 5, 2021 Registered: November 30, 2022 Expiration Date: December 12, 2032	ARCADIA BIOSCIENCES, INC. 100.00 202 COUSTEAU PLACE, SUITE 105 DAVIS CALIFORNIA CP. 95618, United States of America
Argentina Q2 ar 49	GOODWHEAT RN: 3352224 AN: 3998621

Int'l Class: 30

(Translation)

(Int'l Class: 30)

Only: Non-GMO improved wheat flour, wheat germ and wheat bran for use as an ingredient in food for human consumption, namely processed snacks, breads, pasta, cereals and crackers; Non-GMO enhanced processed wheat grains, wheat flour, wheat germ, wheat bran and wheat seeds for improved nutrition and health benefits.

				Argentina Registered Last Status Received: Registered Filed: April 5, 2021 Registered: December 2, 2022 Expiration Date: December 12, 2032	ARCADIA BIOSCIENCES, INC. 100.00 202 COUSTEAU PLACE, SUITE 105 DAVIS CALIFORNIA CP. 95618, United States of America

SCHEDULE B

Schedule of Domain Names

SCHEDULE C

Schedule of Social Media Accounts

EXHIBIT C

Bill of Sale

EXHIBIT D

Assignment and Assumption Agreement

EXHIBIT E

Promissory Note

EXHIBIT F

Security Agreement

EXHIBIT G

Trademark Security Agreement

EXHIBIT H

Sellers’ RG Patents

EXHIBIT I

Certain Transferred Rights